                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)*

                                   -----------

                        Chandler Insurance Company, Ltd.
    -------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
    -------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    159057108
                  ---------------------------------------------
                                 (CUSIP Number)


 David McLane, 1601 Elm Street, Suite 3000, Dallas, Texas 75201, (214) 999-3000
 -------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                  June 1, 2000
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), Section 240.13d-1(f) or
Section 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 2 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Dale Alsip
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
    NUMBER OF                               3,005
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH                        --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       3,005
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,005
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 3 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Sheridan H. Alsip
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      262
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH                        --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       262
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         262
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 4 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         ANDCO Construction, Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Texas
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      17,000
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       17,000
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         17,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 5 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Steven Butler
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Britain
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      3,200
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       3,200
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,200
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 6 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Taylor Collings
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      9,000
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       9,000
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         9,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 7 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Kendall Dowe
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      5,160
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       5,160
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,160
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 8 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Lloyd Easton
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      3,040
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       3,040
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,040
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 9 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Easy Pay Plans, Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Oklahoma
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      5,000
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       5,000
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 10 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Bobby H. Etchison & Willavae L. Etchison JT/WROS
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      25,000
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       25,000
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         25,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 11 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Florence Evans
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      937
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH                        --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       937
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         937
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 12 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Richard Evans
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      58,022
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       58,022
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         58,022
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.3%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 13 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Kenzy D. Hallmark and Joanne S. Hallmark JT/WROS
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      10,000
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       10,000
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         10,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 14 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Robert E.D. Harper
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      5,615
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       5,615
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,615
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 15 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Glenn E. Harris
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      3,000
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       3,000
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 16 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Max D. Harris
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      125
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       125
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         125
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 17 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Grace A. Harris
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      500
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       500
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         500
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 18 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Elizabeth E. Harris
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      500
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       500
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         500
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 19 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Glenn S. Harris
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      72,800
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       72,800
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         72,800
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.6%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 20 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Glenn Harris & Associates, Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Oklahoma
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      5,200
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       5,200
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,200
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 21 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Glenn S. Harris Trust
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Oklahoma
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      12,750
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       12,750
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         12,750
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 22 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         H&S Profit Sharing Plan
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Texas
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      29,000
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       29,000
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         29,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 23 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Huber Family Living Trust
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Texas
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      15,000
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       15,000
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         15,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 24 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Malinda Laird
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      500
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       500
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         500
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 25 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Gary LaGere
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      38,428
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       38,428
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         38,428
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 26 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         W. Brent LaGere
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      78,888
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       78,888
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         78,888
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.8%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 27 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         D. Todd Lawson
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      511
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       511
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         511
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 28 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Wyatt W. Leinart
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      11,500
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       11,500
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         11,500
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 29 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Marvel List
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      4,687
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       4,687
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,687
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 30 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         W. Scott Martin
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      31,500
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       31,500
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         31,500
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 31 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         John Mattheyer, Jr.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      500
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       500
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         500
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 32 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Pamela Mattheyer
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      500
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       500
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         500
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 33 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Larry McMillon
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      21,190
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       21,190
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         21,190
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 34 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Shirley J. Spruill McSwain
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      5,000
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       5,000
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 35 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Paul D. Meek
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      10,000
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       10,000
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         10,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 36 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Sue E. Meek
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      16,000
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       16,000
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         16,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 37 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Charlie Morgan
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      17,798
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       17,798
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         17,798
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 38 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Mark Paden
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      28,810
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       28,810
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         28,810
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 39 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Helen K. Price
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      5,800
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       5,800
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,800
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 40 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         K.R. Price
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      5,000
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       5,000
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 41 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         K.R. Price, Jr.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      26,100
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       26,100
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         26,100
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 42 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Randy Price
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      103,700
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       103,700
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         103,700
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.3%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 43 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Pro-Finish USA Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Texas
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      120,000
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       120,000
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         120,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 44 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         W. Redinger
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      1,984
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       1,984
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,984
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 45 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Brenda Schroeder
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      499
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       499
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         499
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 46 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Michael J. Swenton
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      400
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       400
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         400
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 47 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Clark D. Wallin
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      3,000
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       3,000
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 48 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         W. Brent LaGere Irrevocable Trust
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Oklahoma
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      348,390
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       348,390
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         348,390
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         7.9%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 49 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Brenda Watson
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      53,666
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       53,666
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         53,666
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 50 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         James Watson
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      8,027
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       8,027
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         8,027
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 51 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Bill Hugueley
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) /X/
                                                                        (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      1,088
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       1,088
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,088
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 52 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Glenn M. Harris
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) /X/
                                                                        (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      125
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       125
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         125
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 53 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         W&L Holding Corp.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Oklahoma
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      22,500
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       22,500
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         22,500
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         CO
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 54 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         BTW Investments LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Oklahoma
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      352,338
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       352,338
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         352,338
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         8.0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         OO
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 55 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Bonnie J. Walkingstick
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      2,500
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       2,500
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,500
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 56 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Kelly Goodnight
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      1,409
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       1,409
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,409
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 57 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Tipton Massie
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      9,860
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       9,860
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         9,860
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 58 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Estate of Sharon Massie
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Oklahoma
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      3,822
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       3,822
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,822
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         OO
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 59 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Stephen Neu
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      2,005
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       2,005
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,005
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 60 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Claude Tapp
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      2,005
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       2,005
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,005
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                        PAGE 61 OF 136  PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Valerie Nedrow
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      1,005
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       1,005
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,005
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 62 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Debra Seelig
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      1,989
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       1,989
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,989
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 63 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Anthony Gray
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      2,338
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       2,338
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,338
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 64 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Harold Burgess
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      85
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       85
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         85
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 65 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fred Basler
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      312
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       312
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         312
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 66 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Carl Herndon
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      2,002
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       2,002
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,002
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 67 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Ray Herring
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      1,001
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       1,001
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,001
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 68 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Graden Massie
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      1,200
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       1,200
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,200
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 69 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Frank Gulley
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      3,490
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       3,490
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,490
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 70 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         James Bartodej
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      979
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       979
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         979
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 71 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Thomas Finley
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      2,152
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       2,152
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,152
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 72 OF 136 PAGES
-----------------------                                    ---------------------
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Marilyn Conway
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      1,005
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       1,005
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,005
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 73 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Winifred Mendenhall
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      10,668
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       10,668
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         10,668
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 74 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Don P. Bridge
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      2,500
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       2,500
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,500
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 75 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Jerri Toumbs
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      5,570
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       5,570
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,570
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 76 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Bonnie Hesket
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      1,014
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       1,014
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,014
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 77 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Ernest & Jan Pierce
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      65,000
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       65,000
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         65,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 78 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Tina Christy
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      1,989
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       1,989
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,989
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 79 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Robert Wonn
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      1,006
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       1,006
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,006
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 80 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Becky Goodnight
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      1,985
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       1,985
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,985
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 81 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Carol Wallstein
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      984
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       984
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         984
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 82 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Rickey Gladden
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      6,020
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       6,020
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         6,020
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 83 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Jerry Kashwer
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      1,996
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       1,996
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,996
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 84 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Jeffrey Wedel
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      2,543
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       2,543
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,543
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 85 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         J.B. Rankin
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      1,525
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       1,525
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,525
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 86 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Dwight Pilgrim
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      3,526
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       3,526
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,526
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 87 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Randal Carr
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      2,001
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       2,001
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,001
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 88 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Jerry Basler
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      1,020
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       1,020
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,020
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 89 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Gerald Bortle
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      4,000
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       4,000
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 90 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         W. Triplett
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      7,033
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       7,033
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         7,033
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 91 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Mark Hart
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      3,528
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       3,528
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,528
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 92 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         James A. Merrill
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      238
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       238
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         238
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 93 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Andy Alsip
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      1,533
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       1,533
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,533
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 94 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Jeff Walkingstick
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      16,256
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING                      9       SOLE DISPOSITIVE POWER
       PERSON                       16,256
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         16,256
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 95 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Glenda Miller
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      1,954
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       1,954
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,954
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 96 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Robert Crum
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      16,313
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       16,313
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         16,313
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 97 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         David Alsip
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      5,505
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       5,505
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,505
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 98 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Ernie Johnson
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      4,008
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       4,008
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,008
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                         PAGE 99 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Gearl Wright
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      2,507
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       2,507
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,507
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                        PAGE 100 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Cheryl Wakely
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      1,618
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       1,618
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,618
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                        PAGE 101 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Cynthia Steele
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      500
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       500
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         500
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                        PAGE 102 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Phyllis Ragsdale
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      3,006
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       3,006
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,006
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                        PAGE 103 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Pamela Gibson
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      502
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       502
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         502
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                        PAGE 104 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Thomas Bay
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      6,254
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       6,254
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         6,254
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                        PAGE 105 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         W.T. Keele
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      50,657
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       50,657
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         50,657
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                        PAGE 106 OF 136 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Keele Family Ltd. Partnership
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Texas
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      49,343
       SHARES              -----------------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               -----------------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       49,343
        WITH               -----------------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         49,343
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         PN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
         (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP NO. 159057108                                              Page 107 of 136

Item 1.  SECURITY AND ISSUER.

         This Schedule 13D (this "Filing") relates to the common stock, $1.67 par value (the "Common Stock"), and voting and other contractual rights relating thereto, of Chandler Insurance Company, Ltd., a Cayman Islands corporation (the "Company"), which has its principal executive offices located at 1010 Manvel Avenue, Chandler, Oklahoma 74834. The purpose of this Filing is to reflect the beneficial ownership of Common Stock held by a group of senior management and key stockholders of the Company who have announced a plan which would result in the Company becoming privately held.

Item 2.  IDENTITY AND BACKGROUND.

1.       (a)      Dale Alsip
         (b)      1010 Manvel Avenue, Chandler, Oklahoma 74834.
         (c)      Dale Alsip is a loss control representative for the Company.
         (d)      Dale Alsip has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Dale Alsip has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Dale Alsip is a citizen of the United States.

2.       (a)      Sheridan H. Alsip
         (b)      P.O. Box 58, Webber Falls, Oklahoma 74470.
         (c)      Sheridan H. Alsip is a housewife.
         (d)      Sheridan H. Alsip has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Sheridan H. Alsip has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Sheridan H. Alsip is a citizen of the United States.

3.       (a)      ANDCO Construction, Inc.
         (b)      17440 North Dallas Parkway, Suite 235, Dallas, Texas 75287.
         (c)      ANDCO Construction, Inc. is a construction company based in
                  Dallas, Texas.
         (d)      ANDCO Construction, Inc. has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      ANDCO Construction, Inc. has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

4.       (a)      Steven Butler
         (b)      Anderson Square, Fifth Floor, Grand Cayman, Cayman Islands
                  BWI.
         (c)      Steven Butler is the manager of a captive insurance company.
         (d)      Steven Butler has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Steven Butler has not, during the last five years, been a
                  party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Steven Butler is a citizen of Britain.

CUSIP NO. 159057108                                              Page 108 of 136

5.       (a)      Taylor Collings
         (b)      2306 16th Avenue E, Seattle, Washington 98112.
         (c)      Taylor Collings is a reinsurance intermediary.
         (d)      Taylor Collings has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Taylor Collings has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Taylor Collings is a citizen of the United States.

6.       (a)      Kendall Dowe
         (b)      1010 Manvel Avenue, Chandler, Oklahoma 74834.
         (c)      Kendall Dowe is a loss control representative for the Company.
         (d)      Kendall Dowe has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Kendall Dowe has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Kendall Dowe is a citizen of the United States.

7.       (a)      Lloyd Easton
         (b)      1010 Manvel Avenue, Chandler, Oklahoma 74834.
         (c)      Lloyd Easton is a pilot for the Company.
         (d)      Lloyd Easton has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Lloyd Easton has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Lloyd Easton is a citizen of the United States.

8.       (a)      Easy Pay Plans, Inc.
         (b)      7301 North Broadway, Suite 200, Oklahoma City, Oklahoma 73116.
         (c)      Easy Pay Plans, Inc. is a premium finance company.
         (d)      Easy Pay Plans, Inc. has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Easy Pay Plans, Inc. has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

9.       (a)      Bobby H. Etchison and Willavae L. Etchison JT/WROS
         (b)      P.O. Box 2095, Kerrville, Texas 78029.
         (c)      Bobby H. Etchison and Willavae L. Etchison are retired.
         (d)      Bobby H. Etchison and Willavae L. Etchison have not, during the last five years, been convicted in a criminal proceeding
                  (excluding traffic violations or similar misdemeanors).
         (e)      Bobby H. Etchison has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Bobby H. Etchison and Willavae L. Etchison are citizens of the
                  United States.

CUSIP NO. 159057108                                              Page 109 of 136

10.      (a)      Florence Evans
         (b)      Route 2, Box 92E, Chandler, Oklahoma 74834.
         (c)      Florence Evans is retired.
         (d)      Florence Evans has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Florence Evans has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Florence Evans is a citizen of the United States.

11.      (a)      Richard Evans
         (b)      1006 Manvel Avenue, Chandler, Oklahoma 74834.
         (c)      Richard Evans is a senior vice president of Chandler (U.S.A.),
                  Inc.
         (d)      Richard Evans has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Richard Evans has not, during the last five years, been a
                  party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Richard Evans is a citizen of the United States.

12.      (a)      Kenzy D. Hallmark and Joanne S. Hallmark JT/WROS
         (b)      302 Bynora Street, Lufkin, Texas 75904.
         (c)      Kenzy D. Hallmark and Joanne S. Hallmark are an attorney and a housewife, respectively.
         (d)      Kenzy D. Hallmark and Joanne S. Hallmark have not, during the last five years, been convicted in a criminal proceeding
                  (excluding traffic violations or similar misdemeanors).
         (e)      Kenzy D. Hallmark and Joanne S. Hallmark have not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Kenzy D. Hallmark and Joanne S. Hallmark are citizens of the
                  United States.

13.      (a)      Robert E.D. Harper
         (b)      1010 Manvel Avenue, Chandler, Oklahoma 74834.
         (c)      Robert E.D. Harper is an insurance agent for the Company.
         (d)      Robert E.D. Harper has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Robert E.D. Harper has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Robert E.D. Harper is a citizen of the United States.

14.      (a)      Glenn E. Harris
         (b)      3324 Oak Hollow Road, Oklahoma City, Oklahoma 73120.
         (c)      Glenn E. Harris is retired.
         (d)      Glenn E. Harris has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Glenn E. Harris has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Glenn E. Harris is a citizen of the United States.

CUSIP NO. 159057108                                              Page 110 of 136

15.      (a)      Max D. Harris
         (b)      P.O. Box 14790, Oklahoma City, Oklahoma 73113.
         (c)      Max D. Harris is a minor child, and his shares are held by
                  Glenn S. Harris as custodian.
         (d)      Max D. Harris has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Max D. Harris has not, during the last five years, been a
                  party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Max D. Harris is a citizen of the United States.

16.      (a)      Grace A. Harris
         (b)      P.O. Box 14790, Oklahoma City, Oklahoma 73113.
         (c)      Grace A. Harris is a minor child, and her shares are held by
                  Glenn S. Harris as custodian.
         (d)      Grace A. Harris has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Grace A. Harris has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Grace A. Harris is a citizen of the United States.

17.      (a)      Elizabeth E. Harris
         (b)      P.O. Box 14790, Oklahoma City, Oklahoma 73113.
         (c)      Elizabeth E. Harris is a minor child, and her shares are held by Glenn S. Harris as custodian.
         (d)      Elizabeth E. Harris has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Elizabeth E. Harris has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Elizabeth E. Harris is a citizen of the United States.

18.      (a)      Glenn S. Harris
         (b)      P.O. Box 14790, Oklahoma City, Oklahoma 73113.
         (c)      Glenn S. Harris is an insurance agent.
         (d)      Glenn S. Harris has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Glenn S. Harris has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Glenn S. Harris is a citizen of the United States.

19.      (a)      Glenn Harris & Associates, Inc.
         (b)      P.O. Box 14790, Oklahoma City, Oklahoma 73113.
         (c)      Glenn Harris & Associates, Inc. is an insurance agency based in Oklahoma City, Oklahoma.
         (d)      Glenn Harris & Associates, Inc. has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Glenn Harris & Associates, Inc. has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

CUSIP NO. 159057108                                              Page 111 of 136

20.      (a)      Glenn S. Harris Trust
         (b)      P.O. Box 14790, Oklahoma City, Oklahoma 73113.
         (c)      Glenn S. Harris Trust is an Oklahoma trust, and Glenn S.
                  Harris is the trustee.
         (d)      Glenn S. Harris Trust has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Glenn S. Harris Trust has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

21.      (a)      H&S Profit Sharing Plan
         (b)      6429 McCommas Boulevard, Dallas, Texas 75214.
         (c)      H&S Profit Sharing Plan is a profit sharing plan, and William
                  Huber, Hilda Brewer and Geraldine Huber are the trustees.
         (d)      H&S Profit Sharing Plan has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      H&S Profit Sharing Plan has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

22.      (a)      Huber Family Living Trust
         (b)      6429 McCommas Boulevard, Dallas, Texas 75214.
         (c)      Huber Family Living Trust is a Texas trust, and William Huber and Geraldine Huber are the trustees.
         (d)      Huber Family Living Trust has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Huber Family Living Trust has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

23.      (a)      Malinda Laird
         (b)      1010 Manvel Avenue, Chandler, Oklahoma 74834.
         (c)      Malinda Laird is an insurance agent for the Company.
         (d)      Malinda Laird has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Malinda Laird has not, during the last five years, been a
                  party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Malinda Laird is a citizen of the United States.

24.      (a)      Gary LaGere
         (b)      1010 Manvel Avenue, Chandler, Oklahoma 74834.
         (c)      Gary LaGere is a senior vice president of the Company.
         (d)      Gary LaGere has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Gary LaGere has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Gary LaGere is a citizen of the United States.

CUSIP NO. 159057108                                              Page 112 of 136

25.      (a)      W. Brent LaGere
         (b)      1010 Manvel Avenue, Chandler, Oklahoma 74834.
         (c)      W. Brent LaGere is the chief executive officer and president of the Company.
         (d)      W. Brent LaGere has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      W. Brent LaGere has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      W. Brent LaGere is a citizen of the United States.

26.      (a)      D. Todd Lawson
         (b)      1010 Manvel Avenue, Chandler, Oklahoma 74834.
         (c)      D. Todd Lawson is a loss control representative for the
                  Company.
         (d)      D. Todd Lawson has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      D. Todd Lawson has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      D. Todd Lawson is a citizen of the United States.

27.      (a)      Wyatt W. Leinart
         (b)      P.O. Box 485, Lufkin, Texas 75902.
         (c)      Wyatt W. Leinart is the president of Kurth Investments.
         (d)      Wyatt W. Leinart has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Wyatt W. Leinart has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Wyatt W. Leinart is a citizen of the United States.

28.      (a)      Marvel List
         (b)      420 Bennett Boulevard, Chandler, Oklahoma 74834.
         (c)      Marvel List is retired.
         (d)      Marvel List has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Marvel List has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Marvel List is a citizen of the United States.

29.      (a)      W. Scott Martin
         (b)      201 Knollwood Drive, Key Biscayne, Florida 33149.
         (c)      W. Scott Martin is a banker.
         (d)      W. Scott Martin has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      W. Scott Martin has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      W. Scott Martin is a citizen of the United States.

CUSIP NO. 159057108                                              Page 113 of 136

30.      (a)      John Mattheyer, Jr.
         (b)      1010 Manvel Avenue, Chandler, Oklahoma 74834.
         (c)      John Mattheyer, Jr. is a computer technician for the Company.
         (d)      John Mattheyer, Jr. has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      John Mattheyer has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      John Mattheyer, Jr. is a citizen of the United States.

31.      (a)      Pamela Mattheyer
         (b)      1010 Manvel Avenue, Chandler, Oklahoma 74834.
         (c)      Pamela Mattheyer is a customer representative for the Company.
         (d)      Pamela Mattheyer has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Pamela Mattheyer has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Pamela Mattheyer is a citizen of the United States.

32.      (a)      Larry McMillon
         (b)      1010 Manvel Avenue, Chandler, Oklahoma 74834.
         (c)      Larry McMillon is a vice president of the Company.
         (d)      Larry McMillon has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Larry McMillon has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Larry McMillon is a citizen of the United States.

33.      (a)      Shirley J. Spruill McSwain
         (b)      6613 Barclay Lane, Garland, Texas 75044.
         (c)      Shirley J. Spruill McSwain is a human relations manager with
                  The Carroll Companies.
         (d)      Shirley J. Spruill McSwain has not, during the last five
                  years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Shirley J. Spruill McSwain has not, during the last five
                  years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Shirley J. Spruill McSwain is a citizen of the United States.

34.      (a)      Paul D. Meek
         (b)      1571 Alfred Persch Road, Fredricksburg, Texas 78054.
         (c)      Paul D. Meek is retired.
         (d)      Paul D. Meek has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Paul d. Meek has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Paul D. Meek is a citizen of the United States.

CUSIP NO. 159057108                                              Page 114 of 136

35.      (a)      Sue E. Meek
         (b)      1571 Alfred Persch Road, Fredricksburg, Texas 78054.
         (c)      Sue E. Meek is retired.
         (d)      Sue E. Meek has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Sue E. Meek has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Sue E. Meek is a citizen of the United States.

36.      (a)      Charlie Morgan
         (b)      1010 Manvel Avenue, Chandler, Oklahoma 74834.
         (c)      Charlie Morgan is a senior vice president of the Company.
         (d)      Charlie Morgan has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Charlie Morgan has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Charlie Morgan is a citizen of the United States.

37.      (a)      Mark Paden
         (b)      1010 Manvel Avenue, Chandler, Oklahoma 74834.
         (c)      Mark Paden is the executive vice president and chief operating officer of the Company.
         (d)      Mark Paden has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Mark Paden has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Mark Paden is a citizen of the United States.

38.      (a)      Helen K. Price
         (b)      1435 Spur 100, Kerrville, Texas 78028.
         (c)      Helen K. Price is retired.
         (d)      Helen K. Price has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Helen K. Price has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Helen K. Price is a citizen of the United States.

39.      (a)      K.R. Price
         (b)      1435 Spur 100, Kerrville, Texas 78028.
         (c)      K.R. Price is retired.
         (d)      K.R. Price has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      K.R. Price has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      K.R. Price is a citizen of the United States.

CUSIP NO. 159057108                                              Page 115 of 136

40.      (a)      K.R. Price, Jr.
         (b)      1435 Spur 100, Kerrville, Texas 78028.
         (c)      K.R. Price, Jr. is a stockbroker.
         (d)      K.R. Price, Jr. has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      K.R. Price, Jr. has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      K.R. Price, Jr. is a citizen of the United States.

41.      (a)      Randy Price
         (b)      1435 Spur 100, Kerrville, Texas 78028.
         (c)      Randy Price is a stockbroker.
         (d)      Randy Price has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Randy Price has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Randy Price is a citizen of the United States.

42.      (a)      Pro-Finish USA Ltd.
         (b)      1521 Wyndmere Drive, DeSoto, Texas 75115.
         (c)      Pro-Finish USA Ltd. is a holding company based in DeSoto,
                  Texas.
         (d)      Pro-Finish USA Ltd. has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Pro-Finish USA Ltd. has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

43.      (a)      W. Redinger
         (b)      1010 Manvel Avenue, Chandler, Oklahoma 74834.
         (c)      W. Redinger is a loss control manager for the Company.
         (d)      W. Redinger has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      W. Redinger has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      W. Redinger is a citizen of the United States.

44.      (a)      Brenda Schroeder
         (b)      1010 Manvel Avenue, Chandler, Oklahoma 74834.
         (c)      Brenda Schroeder is a human resources assistant for the
                  Company.
         (d)      Brenda Schroeder has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Brenda Schroeder has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Brenda Schroeder is a citizen of the United States.

CUSIP NO. 159057108                                              Page 116 of 136

45.      (a)      Michael J. Swenton
         (b)      3727 South Xanthus, Tulsa, Oklahoma 74105.
         (c)      Michael J. Swenton is an insurance agent.
         (d)      Michael J. Swenton has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Michael J. Swenton has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Michael J. Swenton is a citizen of the United States.

46.      (a)      Clark D. Wallin
         (b)      1620 43rd Avenue E, #9A, Seattle, Washington 98112.
         (c)      Clark D. Wallin is an insurance intermediary.
         (d)      Clark D. Wallin has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Clark D. Wallin has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Clark D. Wallin is a citizen of the United States.

47.      (a)      W. Brent LaGere Irrevocable Trust
         (b)      420 Bennett Boulevard, Chandler, Oklahoma 74834.
         (c)      The W. Brent LaGere Irrevocable Trust is an Oklahoma trust, and Marvel List is the trustee.
         (d)      The W. Brent LaGere Irrevocable Trust has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      The W. Brent LaGere Irrevocable Trust has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

48.      (a)      Brenda Watson
         (b)      1010 Manvel Avenue, Chandler, Oklahoma 74834.
         (c)      Brenda Watson is the executive vice president of Chandler
                  (U.S.A.), Inc.
         (d)      Brenda Watson has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Brenda Watson has not, during the last five years, been a
                  party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Brenda Watson is a citizen of the United States.

49.      (a)      James Watson
         (b)      1010 Manvel Avenue, Chandler, Oklahoma 74834.
         (c)      James Watson is a senior vice president for the Company.
         (d)      James Watson has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      James Watson has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      James Watson is a citizen of the United States.

CUSIP NO. 159057108                                              Page 117 of 136

50.      (a)      Bill Hugueley
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Bill Hugueley is a maintenance superintendent for the Company.
         (d)      Bill Hugueley has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Bill Hugueley has not, during the last five years, been a
                  party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Bill Hugueley is a citizen of the United States.

51.      (a)      Glenn M. Harris
         (b)      P.O. Box 14790, Oklahoma City, Oklahoma 73113.
         (c)      Glenn M. Harris is a minor child, and his shares are held by
                  Glenn S. Harris as custodian.
         (d)      Glenn M. Harris has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Glenn M. Harris has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Glenn M. Harris is a citizen of the United States.

52.      (a)      W&L Holding Corp.
         (b)      P.O. Box 409, Chandler, Oklahoma 74834.
         (c)      W&L Holding Corp. is a holding company based in Chandler,
                  Oklahoma.
         (d)      W&L Holding Corp. has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      W&L Holding Corp. has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

53.      (a)      BTW Investments LLC
         (b)      P.O. Box 409, Chandler, Oklahoma 74834.
         (c)      BTW Investments LLC is an investment company based in
                  Chandler, Oklahoma.
         (d)      BTW Investments LLC has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      BTW Investments LLC has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

54.      (a)      Bonnie J. Walkingstick
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Bonnie J. Walkingstick is a travel agent.
         (d)      Bonnie J. Walkingstick has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Bonnie J. Walkingstick has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Bonnie J. Walkingstick is a citizen of the United States.

CUSIP NO. 159057108                                              Page 118 of 136

55.      (a)      Kelly Goodnight
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Kelly Goodnight is a reinsurance accountant for the Company.
         (d)      Kelly Goodnight has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Kelly Goodnight has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Kelly Goodnight is a citizen of the United States.

56.      (a)      Tipton Massie
         (b)      Route 3 Box 74A, Chandler, Oklahoma 74834.
         (c)      Tipton Massie is a marketing representative for the Company.
         (d)      Tipton Massie has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Tipton Massie has not, during the last five years, been a
                  party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Tipton Massie is a citizen of the United States.

57.      (a)      Estate of Sharon Massie
         (b)      Route 3 Box 74A, Chandler, Oklahoma 74834.
         (c)      The Estate of Sharon Massie is being administrated in the
                  State of Oklahoma.
         (d)      The Estate of Sharon Massie has not, during the last five
                  years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      The Estate of Sharon Massie has not, during the last five
                  years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

58.      (a)      Stephen Neu
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Stephen Neu is a farm manager for the Company.
         (d)      Stephen Neu has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Stephen Neu has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Stephen Neu is a citizen of the United States.

59.      (a)      Claude Tapp
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Claude Tapp is a marketing manager for the Company.
         (d)      Claude Tapp has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Claude Tapp has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Claude Tapp is a citizen of the United States.

CUSIP NO. 159057108                                              Page 119 of 136

60.      (a)      Valerie Nedrow
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Valerie Nedrow is an administrative assistant for the Company.
         (d)      Valerie Nedrow has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Valerie Nedrow has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Valerie Nedrow is a citizen of the United States.

61.      (a)      Debra Seelig
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Debra Seelig is an underwriter for the Company.
         (d)      Debra Seelig has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Debra Seelig has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Debra Seelig is a citizen of the United States.

62.      (a)      Anthony Gray
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Anthony Gray is a loss control manager for the Company.
         (d)      Anthony Gray has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Anthony Gray has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Anthony Gray is a citizen of the United States

63.      (a)      Harold Burgess
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Harold Burgess is a marketing representative for the Company.
         (d)      Harold Burgess has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Harold Burgess has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Harold Burgess is a citizen of the United States.

64.      (a)      Fred Basler
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Fred Basler is an inspector for the Oklahoma Turnpike
                  Authority.
         (d)      Fred Basler has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Fred Basler has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Fred Basler is a citizen of the United States.

CUSIP NO. 159057108                                              Page 120 of 136

65.      (a)      Carl Herndon
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Carl Herndon is a telecommunications specialist for the
                  Company.
         (d)      Carl Herndon has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Carl Herndon has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Carl Herndon is a citizen of the United States.

66.      (a)      Ray Herring
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Ray Herring is a claims manager for the Company.
         (d)      Ray Herring has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Ray Herring has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Ray Herring is a citizen of the United States.

67.      (a)      Graden Massie
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Graden Massie is a claims adjuster for the Company.
         (d)      Graden Massie has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Graden Massie has not, during the last five years, been a
                  party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Graden Massie is a citizen of the United States.

68.      (a)      Frank Gulley
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Frank Gulley is a claims manager for the Company.
         (d)      Frank Gulley has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Frank Gulley has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Frank Gulley is a citizen of the United States.

69.      (a)      James Bartodej
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      James Bartodej is a claims manager for the Company.
         (d)      James Bartodej has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      James Bartodej has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      James Bartodej is a citizen of the United States.

CUSIP NO. 159057108                                              Page 121 of 136

70.      (a)      Thomas Finley
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Thomas Finley is a claims manager for the Company.
         (d)      Thomas Finley has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Thomas Finley has not, during the last five years, been a
                  party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Thomas Finley is a citizen of the United States.

71.      (a)      Marilyn Conway
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Marilyn Conway is an administrative assistant for the Company.
         (d)      Marilyn Conway has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Marilyn Conway has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Marilyn Conway is a citizen of the United States.

72.      (a)      Winifred Mendenhall
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Winifred Mendenhall is an executive secretary for the Company.
         (d)      Winifred Mendenhall has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Winifred Mendenhall has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Winifred Mendenhall is a citizen of the United States.

73.      (a)      Don P. Bridge
         (b)      P.O. Box 541, Chandler, Oklahoma 74834.
         (c)      Don P. Bridge is a dentist.
         (d)      Don P. Bridge has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Don P. Bridge has not, during the last five years, been a
                  party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Don P. Bridge is a citizen of the United States.

74.      (a)      Jerri Toumbs
         (b)      1010 Manvel Avenue, Chandler, Oklahoma 74834
         (c)      Jerri Toumbs is an insurance supervisor for the Company.
         (d)      Jerri Toumbs has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Jerri Toumbs has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Jerri Toumbs is a citizen of the United States.

CUSIP NO. 159057108                                              Page 122 of 136

75.      (a)      Bonnie Hesket
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Bonnie Hesket is an administrative assistant for the Company.
         (d)      Bonnie Hesket has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Bonnie Hesket has not, during the last five years, been a
                  party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Bonnie Hesket is a citizen of the United States.

76.      (a)      Ernest and Jan Pierce
         (b)      1008 Manvel, Chandler, Oklahoma 74834.
         (c)      Ernest and Jan Pierce are an insurance agent for the Company and a housewife, respectively.
         (d)      Ernest and Jan Pierce have not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Ernest and Jan Pierce have not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Ernest and Jan Pierce are citizens of the United States.

77.      (a)      Tina Christy
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Tina Christy is an underwriting manager for the Company.
         (d)      Tina Christy has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Tina Christy has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Tina Christy is a citizen of the United States.

78.      (a)      Robert Wonn
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Robert Wonn is a marketing representative for the Company.
         (d)      Robert Wonn has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Robert Wonn has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Robert Wonn is a citizen of the United States.

79.      (a)      Becky Goodnight
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Becky Goodnight is an underwriter for the Company.
         (d)      Becky Goodnight has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Becky Goodnight has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Becky Goodnight is a citizen of the United States.

CUSIP NO. 159057108                                              Page 123 of 136

80.      (a)      Carol Wallstein
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Carol Wallstein is an underwriter for the Company.
         (d)      Carol Wallstein has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Carol Wallstein has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Carol Wallstein is a citizen of the United States.

81       (a)      Rickey Gladden
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Rickey Gladden is a pilot for the Company.
         (d)      Rickey Gladden has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Rickey Gladden has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Rickey Gladden is a citizen of the United States.

82.      (a)      Jerry Kashwer
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Jerry Kashwer is a marketing representative for the Company.
         (d)      Jerry Kashwer has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Jerry Kashwer has not, during the last five years, been a
                  party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Jerry Kashwer is a citizen of the United States.

83.      (a)      Jeffrey Wedel
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Jeffrey Wedel is a surety underwriter for the Company.
         (d)      Jeffrey Wedel has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Jeffrey Wedel has not, during the last five years, been a
                  party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Jeffrey Wedel is a citizen of the United States.

84.      (a)      J.B. Rankin
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      J.B. Rankin is a surety underwriter for the Company.
         (d)      J.B. Rankin has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      J.B. Rankin has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      J.B. Rankin is a citizen of the United States.

CUSIP NO. 159057108                                              Page 124 of 136

85.      (a)      Dwight Pilgrim
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Dwight Pilgrim is a vice president of the Company.
         (d)      Dwight Pilgrim has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Dwight Pilgrim has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Dwight Pilgrim is a citizen of the United States.

86.      (a)      Randal Carr
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Randall Carr is an aircraft mechanic for the Company.
         (d)      Randall Carr has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Randall Carr has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Randall Carr is a citizen of the United States.

87.      (a)      Jerry Basler
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Jerry Basler is a ratings manager for the Company.
         (d)      Jerry Basler has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Jerry Basler has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Jerry Basler is a citizen of the United States.

88.      (a)      Gerald Bortle
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Gerald Bortle is a staff consultant for the Company.
         (d)      Gerald Bortle has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Gerald Bortle has not, during the last five years, been a
                  party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Gerald Bortle is a citizen of the United States.

89.      (a)      W. Triplett
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      W. Triplett is an underwriter supervisor for the Company.
         (d)      W. Triplett has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      W. Triplett has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      W. Triplett is a citizen of the United States.

CUSIP NO. 159057108                                              Page 125 of 136

90.      (a)      Mark Hart
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Mark Hart is a vice president for the Company.
         (d)      Mark Hart has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Mark Hart has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Mark Hart is a citizen of the United States.

91.      (a)      James A. Merrill
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      James A. Merrill is the controller of NAICO.
         (d)      James A. Merrill has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      James A. Merrill has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      James A. Merrill is a citizen of the United States.

92.      (a)      Andy Alsip
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Andy Alsip is a surety underwriter for the Company.
         (d)      Andy Alsip has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Andy Alsip has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Andy Alsip is a citizen of the United States.

93.      (a)      Jeff Walkingstick
         (b)      P.O. Box 409, Chandler, Oklahoma 74834.
         (c)      Jeff Walkingstick is an insurance agent.
         (d)      Jeff Walkingstick has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Jeff Walkingstick has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Jeff Walkingstick is a citizen of the United States.

94.      (a)      Glenda Miller
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Glenda Miller is an insurance agent for the Company.
         (d)      Glenda Miller has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Glenda Miller has not, during the last five years, been a
                  party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Glenda Miller is a citizen of the United States.

CUSIP NO. 159057108                                              Page 126 of 136

95.      (a)      Robert Crum
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Robert Crum is a comptroller for LaGere & Walkingstick
                  Insurance Agency.
         (d)      Robert Crum has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Robert Crum has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Robert Crum is a citizen of the United States.

96.      (a)      David Alsip
         (b)      P.O. Box 325, Chandler, Oklahoma 74834.
         (c)      David Alsip is a credit manager for the Company.
         (d)      David Alsip has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      David Alsip has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      David Alsip is a citizen of the United States.

97.      (a)      Ernie Johnson
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Ernie Johnson is a marketing manager for the Company.
         (d)      Ernie Johnson has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Ernie Johnson has not, during the last five years, been a
                  party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Ernie Johnson is a citizen of the United States.

98.      (a)      Gearl Wright
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Gearl Wright is an administrative assistant for the Company.
         (d)      Gearl Wright has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Gearl Wright has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Gearl Wright is a citizen of the United States.

99.      (a)      Cheryl Wakely
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Cheryl Wakely is an accountant for the Company.
         (d)      Cheryl Wakely has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Cheryl Wakely has not, during the last five years, been a
                  party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Cheryl Wakely is a citizen of the United States.

CUSIP NO. 159057108                                              Page 127 of 136

100.     (a)      Cynthia Steele
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Cynthia Steele is a secretary for the Company.
         (d)      Cynthia Steele has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Cynthia Steele has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Cynthia Steele is a citizen of the United States.

101.     (a)      Phyllis Ragsdale
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Phyllis Ragsdale is an executive secretary for the Company.
         (d)      Phyllis Ragsdale has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Phyllis Ragsdale has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Phyllis Ragsdale is a citizen of the United States.

102.     (a)      Pamela Gibson
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Pamela Gibson is an administrative assistant for the Company.
         (d)      Pamela Gibson has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Pamela Gibson has not, during the last five years, been a
                  party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Pamela Gibson is a citizen of the United States.

103.     (a)      Thomas Bay
         (b)      1010 Manvel, Chandler, Oklahoma 74834.
         (c)      Thomas Bay is a financial analyst for the Company.
         (d)      Thomas Bay has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Thomas Bay has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Thomas Bay is a citizen of the United States.

104.     (a)      W.T. Keele
         (b)      3501 Ridgedale Drive, Garland, Texas 75401.
         (c)      W.T. Keele is a contractor.
         (d)      W.T. Keele has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      W.T. Keele has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      W.T. Keele is a citizen of the United States.

CUSIP NO. 159057108                                              Page 128 of 136

105.     (a)      Keele Family Ltd. Partnership
         (b)      3501 Ridgedale Drive, Garland, Texas 75401.
         (c)      Keele Family Ltd. Partnership is a limited partnership based in Garland, Texas.
         (d)      Keele Family Ltd. Partnership has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Keele Family Ltd. Partnership has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

Not applicable.

Item 4.  PURPOSE OF TRANSACTION.

On June 1, 2000, the persons signing this Filing announced a plan which would result in the Company becoming privately held through a reverse stock split. As a result of this plan, the Company's shares of Common Stock would no longer be quoted on Nasdaq and would be eligible for termination or registration pursuant to Section 12(g)(4) of the Securities Act of 1934, as amended.

Furthermore, certain persons signing this Filing have made purchases of shares of the Company's Common Stock in the public market and reserve the right to make additional purchases in the public market in the future.

Other than as set forth in the preceding paragraph, the persons signing this Filing do not have any specific plans or proposals which relate to or would result in any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; any change in the present board of directors or management of the Company; any change in the present capitalization or dividend policy of the Company; any other material change in the Company's business or corporate structure; changes in the Company's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person; causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; a class of securities of the Company becoming eligible for termination or registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended; or any action similar to any of those enumerated above; but such persons reserve the right to propose or undertake or participate in any of the foregoing actions in the future.

Item 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (a) The persons signing this Filing beneficially own 1,925,806 shares of the Company's Common Stock, which represents 43.5% of the outstanding Common Stock of the Company.

                  The percentage calculations are based upon 4,428,033 shares of Common Stock outstanding on April 30, 2000, as reported in the Company's most recent Quarterly Report on Form 10-Q, filed May 11, 2000, which includes 1,142,625 shares of Common Stock which were rescinded through litigation and are held by a court.

         (b) The persons signing this Filing may be deemed to each have sole voting and dispositive power over 1,925,806 shares of the Company's Common Stock.

         (c)      See Item 4.

         (d)      None.

CUSIP NO. 159057108                                              Page 129 of 136

         (e)      Not applicable.

Item 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

Each of the persons signing this Filing have signed a power of attorney authorizing W. Brent LaGere to sign any and all necessary filings with the Securities and Exchange Commission in connection with transactions which would result in the Company becoming privately held.

Item 7.  MATERIAL TO BE FILED AS EXHIBITS.

None.

CUSIP NO. 159057108                                              Page 130 of 136

         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

June 8, 2000                      /s/ Dale Alsip
                                  ----------------------------------------------
                                  Dale Alsip, Individually

June 8, 2000                      /s/ Sheridan H. Alsip
                                  ----------------------------------------------
                                  Sheridan H. Alsip, Individually

June 6, 2000                      Andco Construction, Inc.

                                  By: /s/ Hugh F. Anderson II
                                     -------------------------------------------
                                      Hugh F. Anderson, II, President

June 5, 2000                      /s/ Steven Butler
                                  ----------------------------------------------
                                  Steven Butler, Individually

June 2, 2000                      /s/ Taylor Collings
                                  ----------------------------------------------
                                  Taylor Collings, Individually

June 8, 2000                      /s/ Kendall Dowe
                                  ----------------------------------------------
                                  Kendall Dowe, Individually

June 8, 2000                      /s/ Lloyd Easton
                                  ----------------------------------------------
                                  Lloyd Easton, Individually

June 6, 2000                      Easy Pay Plans, Inc.

                                  By:  /s/ Glenn S. Harris
                                     -------------------------------------------
                                       Glenn S. Harris, President

June 7, 2000                      /s/ Bobby H. Etchison and Willavae L. Etchison
                                  ----------------------------------------------
                                  JT/WROS
                                  ----------------------------------------------
                                  Bobby H. Etchison and Willavae L. Etchison

                                  JT/WROS

June 7, 2000                      /s/ Florence Evans
                                  ----------------------------------------------
                                  Florence Evans, Individually

June 7, 2000                      /s/ Richard Evans
                                  ----------------------------------------------
                                  Richard Evans, Individually

June 6, 2000                      /s/ Kenzy D. Hallmark and Joanne S. Hallmark
                                  ----------------------------------------------
                                  JT/WROS
                                  ----------------------------------------------
                                  Kenzy D. Hallmark and Joanne S. Hallmark
                                  JT/WROS

Cusip No. 159057108                                              Page 131 of 136

June 6, 2000                      /s/ Robert E.D. Harper
                                  ----------------------------------------------
                                  Robert E.D. Harper, Individually

June 6, 2000                      /s/ Glenn E. Harris
                                  ----------------------------------------------
                                  Glenn E. Harris, Individually

June 6, 2000                      /s/ Max D. Harris
                                  ----------------------------------------------
                                  By: /s/ Glenn S. Harris, Custodian
                                  ----------------------------------------------

June 6, 2000                      /s/ Glenn M. Harris
                                  ----------------------------------------------
                                  By: /s/ Glenn S. Harris, Custodian
                                  ----------------------------------------------

June 6, 2000                      /s/ Grace A. Harris
                                  ----------------------------------------------
                                  By: /s/ Glenn S. Harris, Custodian
                                  ----------------------------------------------

June 6, 2000                      /s/ Elizabeth E. Harris
                                  ----------------------------------------------
                                  By: /s/ Glenn S. Harris, Custodian
                                  ----------------------------------------------

June 6, 2000                      /s/ Glenn S. Harris
                                  ----------------------------------------------
                                  Glenn S. Harris, Individually

June 6, 2000                      Glenn Harris & Associates, Inc.

                                  By: /s/ Glenn S. Harris
                                     -------------------------------------------
                                      Glenn S. Harris, President

June 6, 2000                      Glenn S. Harris Trust

                                  By: /s/ Glenn S. Harris
                                     -------------------------------------------
                                      Glenn S. Harris, Trustee

June 6, 2000                      H&S Profit Sharing Plan

                                  By: /s/ William Huber
                                     -------------------------------------------
                                      William Huber, Trustee

                                  By: /s/ Geraldine Huber
                                     -------------------------------------------
                                      Geraldine Huber, Trustee

                                  By: /s/ Hilda Brewer
                                     -------------------------------------------
                                      Hilda Brewer, Trustee

June 6, 2000                      Huber Family Living Trust

                                  By: /s/ William Huber
                                     -------------------------------------------
                                      William Huber, Trustee

                                  By: /s/ Geraldine Huber
                                     -------------------------------------------
                                      Geraldine Huber

June 8, 2000                      /s/ Malinda Laird
                                  ----------------------------------------------
                                  Malinda Laird, Individually

Cusip No. 159057108                                              Page 132 of 136

June 8, 2000                      /s/ Gary Lagere
                                  ----------------------------------------------
                                  Gary Lagere, Individually

June 8, 2000                      /s/ W. Brent LaGere
                                  ----------------------------------------------
                                  W. Brent LaGere, Individually

June 8, 2000                      /s/ D. Todd Lawson
                                  ----------------------------------------------
                                  D. Todd Lawson, Individually

June 8, 2000                      /s/ Wyatt W. Leinart
                                  ----------------------------------------------
                                  Wyatt W. Leinart, Individually

June 8, 2000                      /s/ Marvel List
                                  ----------------------------------------------
                                  Marvel List, Individually

June 5, 2000                      /s/ W. Scott Martin
                                  ----------------------------------------------
                                  W. Scott Martin, Individually

June 8, 2000                      /s/ John Mattheyer, Jr.
                                  ----------------------------------------------
                                  John Mattheyer, Jr., Individually

June 8, 2000                      /s/ Pamela Mattheyer
                                  ----------------------------------------------
                                  Pamela Mattheyer, Individually

June 8, 2000                      /s/ Larry McMillon
                                  ----------------------------------------------
                                  Larry McMillon, Individually

June 6, 2000                      /s/ Shirley J. Spruill McSwain
                                  ----------------------------------------------
                                  Shirley J. Spruill McSwain, Individually

June 8, 2000                      /s/ Paul D. Meek
                                  ----------------------------------------------
                                  Paul D. Meek, Individually

June 8, 2000                      /s/ Sue Meek
                                  ----------------------------------------------
                                  Sue Meek, Individually

June 8, 2000                      /s/ Charlie Morgan
                                  ----------------------------------------------
                                  Charlie Morgan, Individually

June 8, 2000                      /s/ Mark Paden
                                  ----------------------------------------------
                                  Mark Paden, Individually

June 3, 2000                      /s/ Helen K. Price
                                  ----------------------------------------------
                                  Helen K. Price, Individually

June 6, 2000                      /s/ K.R. Price
                                  ----------------------------------------------
                                  K.R. Price, Individually

June 6, 2000                      /s/ K.R. Price, Jr.
                                  ----------------------------------------------
                                  K.R. Price, Jr., Individually

June 6, 2000                      /s/ Randy Price
                                  ----------------------------------------------
                                  Randy Price, Individually

Cusip No. 159057108                                              Page 133 of 136

June 8, 2000                      Pro-Finish USA Ltd.

                                  By: /s/ R.E. Smith
                                     -------------------------------------------
                                      R.E. Smith, President and Chief Executive
                                      Officer

June 8, 2000                      /s/ W. Redinger
                                  ----------------------------------------------
                                  W. Redinger, Individually

June 8, 2000                      /s/ Brenda Schroeder
                                  ----------------------------------------------
                                  Brenda Schroeder, Individually

June 7, 2000                      /s/ Michael J. Swenton
                                  ----------------------------------------------
                                  Michael J. Swenton, Individually

June 2, 2000                      /s/ Clark D. Wallin
                                  ----------------------------------------------
                                  Clark D. Wallin, Individually

June 8, 2000                      W. Brent LaGere Irrevocable Trust

                                  By: /s/ Marvel List
                                     -------------------------------------------
                                      Marvel List, Trustee

June 8, 2000                      /s/ Brenda Watson
                                  ----------------------------------------------
                                  Brenda Watson

June 5, 2000                      /s/ James Watson
                                  ----------------------------------------------
                                  James Watson

June 8, 2000                      /s/ Bill Hugueley
                                  ----------------------------------------------
                                  Bill Hugueley

June 8, 2000                      /s/ W. Brent LaGere
                                  ----------------------------------------------
                                  W. Brent LaGere

June 8, 2000                      W & L Holding

                                  By: /s/ Brent LaGere
                                     -------------------------------------------
                                      Brent LaGere, President

June 8, 2000                      BTW Investments LLC

                                  By: /s/ B. Walkingstick
                                     -------------------------------------------
                                      B. Walkingstick, Manager

June 8, 2000                      /s/ Bonnie J. Walkingstick
                                  ----------------------------------------------
                                  Bonnie J. Walkingstick

June 7, 2000                      /s/ Kelly Goodnight
                                  ----------------------------------------------
                                  Kelly Goodnight

June 8, 2000                      /s/ Tipton Massie
                                  ----------------------------------------------
                                  Tipton Massie

Cusip No. 159057108                                              Page 134 of 136

June 8, 2000                      Estate of Sharon Massie

                                  By: /s/ Tipton Massie
                                     -------------------------------------------
                                      Tipton Massie, Administrator

June 8, 2000                      /s/ Stephen Neu
                                  ----------------------------------------------
                                  Stephen Neu

June 8, 2000                      /s/ Claude Tapp
                                  ----------------------------------------------
                                  Claude Tapp

June 8, 2000                      /s/ Valerie Nedrow
                                  ----------------------------------------------
                                  Valerie Nedrow

June 8, 2000                      /s/ Debra Seelig
                                  ----------------------------------------------
                                  Debra Seelig

June 8, 2000                      /s/ Anthony Gray
                                  ----------------------------------------------
                                  Anthony Gray

June 8, 2000                      /s/ Harold Burgess
                                  ----------------------------------------------
                                  Harold Burgess

June 8, 2000                      /s/ Fred Basler
                                  ----------------------------------------------
                                  Fred Basler

June 8, 2000                      /s/ Carl Herndon
                                  ----------------------------------------------
                                  Carl Herndon

June 8, 2000                      /s/ Ray Herring
                                  ----------------------------------------------
                                  Ray Herring

June 8, 2000                      /s/ Graden Massie
                                  ----------------------------------------------
                                  Graden Massie

June 8, 2000                      /s/ Frank Gulley
                                  ----------------------------------------------
                                  Frank Gulley

June 6, 2000                      /s/ James Bartodej
                                  ----------------------------------------------
                                  James Bartodej

June 6, 2000                      /s/ Thomas Finley
                                  ----------------------------------------------
                                  Thomas Finley

June 6, 2000                      /s/ Marilyn Conway
                                  ----------------------------------------------
                                  Marilyn Conway

June 8, 2000                      /s/ Winifred Mendenhall
                                  ----------------------------------------------
                                  Winifred Mendenhall

June 8, 2000                      /s/ Don P. Bridge
                                  ----------------------------------------------
                                  Don P. Bridge

Cusip No. 159057108                                              Page 135 of 136

June 6, 2000                      /s/ Jerri Toumbs
                                  ----------------------------------------------
                                  Jerri Toumbs

June 6, 2000                      /s/ Bonnie Hesket
                                  ----------------------------------------------
                                  Bonnie Hesket

June 8, 2000                      /s/ Ernest Pierce and  Jan Pierce
                                  ----------------------------------------------
                                  Ernest Pierce and Jan Pierce

June 6, 2000                      /s/ Tina Christy
                                  ----------------------------------------------
                                  Tina Christy

June 6, 2000                      /s/ Robert Wonn
                                  ----------------------------------------------
                                  Robert Wonn

June 6, 2000                      /s/ Becky Goodnight
                                  ----------------------------------------------
                                  Becky Goodnight

June 6, 2000                      /s/ Carol Wallstein
                                  ----------------------------------------------
                                  Carol Wallstein

June 8, 2000                      /s/ Rickey Gladden
                                  ----------------------------------------------
                                  Rickey Gladden

June 8, 2000                      /s/ Jerry Kashwer
                                  ----------------------------------------------
                                  Jerry Kashwer

June 8, 2000                      /s/ Jeffrey Wedel
                                  ----------------------------------------------
                                  Jeffrey Wedel

June 8, 2000                      /s/ J.B. Rankin
                                  ----------------------------------------------
                                  J.B. Rankin

June 8, 2000                      /s/ Dwight Pilgrim
                                  ----------------------------------------------
                                  Dwight Pilgrim

June 8, 2000                      /s/ Randal Carr
                                  ----------------------------------------------
                                  Randall Carr

June 8, 2000                      /s/ Jerry Basler
                                  ----------------------------------------------
                                  Jerry Basler

June 6, 2000                      /s/ Gerald Bortle
                                  ----------------------------------------------
                                  Gerald Bortle

June 6, 2000                      /s/ W. Triplett
                                  ----------------------------------------------
                                  W. Triplett

June 6, 2000                      /s/ Mark Hart
                                  ----------------------------------------------
                                  Mark Hart

June 6, 2000                      /s/ James A. Merrill
                                  ----------------------------------------------
                                  James A. Merrill

Cusip No. 159057108                                              Page 136 of 136

June 6, 2000                      /s/ Andy Alsip
                                  ----------------------------------------------
                                  Andy Alsip

June 8, 2000                      /s/ Jeff Walkingstick
                                  ----------------------------------------------
                                  Jeff Walkingstick

June 8, 2000                      /s/ Glenda Miller
                                  ----------------------------------------------
                                  Glenda Miller

June 6, 2000                      /s/ Robert Crum
                                  ----------------------------------------------
                                  Robert Crum

June 8, 2000                      /s/ David Alsip
                                  ----------------------------------------------
                                  David Alsip

June 8, 2000                      /s/ Ernie Johnson
                                  ----------------------------------------------
                                  Ernie Johnson

June 8, 2000                      /s/ Gearl Wright
                                  ----------------------------------------------
                                  Gearl Wright

June 8, 2000                      /s/ Cheryl Wakely
                                  ----------------------------------------------
                                  Cheryl Wakely

June 8, 2000                      /s/ Cynthia Steele
                                  ----------------------------------------------
                                  Cynthia Steele

June 8, 2000                      /s/ Phyllis Ragsdale
                                  ----------------------------------------------
                                  Phyllis Ragsdale

June 6, 2000                      /s/ Pamela Gibson
                                  ----------------------------------------------
                                  Pamela Gibson

June 6, 2000                      /s/ Thomas Bay
                                  ----------------------------------------------
                                  Thomas Bay

June 8, 2000                      /s/ W.T. Keele
                                  ----------------------------------------------
                                  W.T. Keele

June 8, 2000                      Keele Family Ltd. Partnership

                                  By: /s/ Tom Keele
                                     -------------------------------------------
                                      Tom Keele, General Partner